Exhibit (a)(1)(H)
FORM OF COMMUNICATION TO ELIGIBLE OPTIONHOLDERS REJECTING THE
ELECTION FORM UNDER THE EXCHANGE OFFER

Date:
To:
From:	Builders FirstSource, Inc.
Re:	Rejected Election Form Under Option Exchange Program
Unfortunately, your Election Form regarding our exchange offer was either inaccurate, incomplete, or improperly signed and was not accepted for the following reason(s): . If you wish to participate in the exchange offer, please complete and execute the attached Election Form and deliver it to Builders FirstSource, Inc. so that it is received before the Expiration Date, which we expect will be at 5:00 p.m., Eastern Time, on May 22, 2008 (or a later Expiration Date if we extend the offer), by one of the following means:
By Mail or Courier:
Builders FirstSource, Inc.
Attention: Jeff Wier
2001 Bryan Street, Suite 1600
Dallas, Texas 75201
By Facsimile:
Builders FirstSource, Inc.
Attention: Jeff Wier
Facsimile: (214) 880-3577
By Hand or Interoffice Mail:
Attention: Jeff Wier
By E-mail:
jeff.wier@bldr.com
Please ensure that you receive a confirmation of receipt from us after you submit your Election Form. If we do not receive a properly completed and signed Election Form from you before the expiration of the exchange offer, all Eligible Option Grants currently held by you will remain outstanding according to their existing terms.
You should direct questions about the exchange offer or requests for assistance (including requests for additional copies of the exchange offer, the Election Form or other documents relating to this exchange offer) to Jeff Wier, by mail or delivery service at 2001 Bryan Street, Suite 1600, Dallas, Texas 75201, by phone at (214) 880-3575, or by e-mail at jeff.wier@bldr.com.